UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

February 15, 2017

Date of Report

(Date of earliest event reported)

Bear State Financial, Inc.

(Exact name of registrant as specified in its charter)

Arkansas	0-28312	71-0785261
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

900 South Shackleford Rd., Suite 605 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

(501) 975-6033

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2017, the Board of Directors (the “Board”) of Bear State Financial, Inc. (the “Company”) increased the size of the Board from eleven directors to twelve directors and elected William Changose to fill the resulting vacancy. At this time, the Board does not intend to add Mr. Changose to any of the Board’s standing committees, but may do so in the future.

Mr. Changose will be compensated in accordance with the Company's standard cash and equity compensation arrangements for non-employee directors, which are described in greater detail in the Company's definitive proxy statement on Schedule 14A relating to its 2016 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on April 20, 2016.

Mr. Changose currently serves as the Chief Operating Officer of both Westrock Capital Partners, LLC and Westrock Group, LLC and serves as President of Westrock Coffee Roasting, LLC. In addition, he serves as Chief Operating Officer of Bear State Financial Holdings, LLC (“BSF Holdings”), the Company’s largest shareholder. Mr. Changose originally joined Westrock Capital Partners in 2009, BSF Holdings in 2011 and Westrock Group and Westrock Coffee in 2014. Prior to his corporate experience, Mr. Changose served as an officer and pilot in the United States Air Force for 23 years, retiring with the rank of Colonel. Mr. Changose holds a B.S. in economics from the United States Air Force Academy, a M.B.A. from Golden Gate University and a J.D. from the University of Arkansas at Little Rock Bowen School of Law.

Since the beginning of the Company’s last fiscal year through the date hereof, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Changose had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Changose and any other person pursuant to which Mr. Changose was selected as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAR STATE FINANCIAL, INC.

Date: February 21, 2017	By:	/s/ Sherri Billings
	Name:	Sherri Billings
	Title:	Senior Executive Vice President and Chief Financial Officer